Exhibit 3.140

Appendix 1

Articles of Organization of Keystone Memphis, LLC

The undersigned person, on behalf of the limited liability company under the Tennessee Limited Liability Company Act, adopts the following as the Articles of Organization for such limited liability company:

1. The name of the limited liability company is Keystone Memphis, LLC (the “LLC”).

2. The street address, zip code and county of the initial registered office of the LLC in the State of Tennessee shall be 414 Union Street, Suite 1600, Nashville, Tennessee 37219, County of Davidson.

3. The name of the initial registered agent of the LLC, located at the registered office set forth above, is Andrea C. Barach, Esq,.

4. The name and address of the organizer of the LLC is:

Andrea C. Barach, Esq.

c/o Boult, Cummings, Conners & Berry, PLC

414 Union Street, Suite 1600

Nashville, TN 37219

5. The street address, zip code and county of the principal executive office of the LLC shall be is 1114 17th Avenue South, Suite 204, Nashville, County of Davidson, Tennessee 37212.

6. The LLC will be member-managed.

7. The LLC has one (1) number at the time of organization.

8. The existence of the LLC is to begin upon the Filing of the Articles of Organization.

9. The duration of the LLC shall be perpetual.

10. To the maximum extent permitted by the provisions of T.C.A. § 48-243-101, as amended from time to time (provided, however, that if an amendment to such act limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this paragraph which occur subsequent to the effective date of such amendment), the LLC shall indemnify and advance expenses to any person, his heirs, executors and administrators, for the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including counsel fees actually incurred as a result of such action, suit or proceeding or any appeal hereof, and against all fines (including any excise tax assessed with respect to an employee benefit plan), judgments, penalties and amounts paid in settlement thereof, provided that such proceeding or action be instituted by reason of the fact that such person is or was a member of the LLC. Any repeal or modification of the provisions of this paragraph directly or by the LLC’s adoption of an amendment to these Articles of Organization that is inconsistent with the provisions of this paragraph, shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification.

Dated: February 28, 2001	/s/ Andrea C. Barach
Andrea C. Barach, Esq., Sole Organizer